UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): Nov. 28, 2011 (Nov. 17, 2011)

Commission File Number 0-8084

Connecticut Water Service, Inc.
(Exact name of registrant as specified in its charter)

Connecticut (State or other jurisdiction of incorporation or organization)	06-0739839 (I.R.S. Employer Identification No.)

93 West Main Street, Clinton, CT (Address of principal executive office)	06413 (Zip Code)

(860) 669-8636
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

Regulatory Approval of Acquisition of Aqua Maine, Inc.

As previously reported, on July 27, 2011, Connecticut Water Service, Inc. (the “Company”)  announced that it had entered into an agreement on July 26, 2011 with Aqua America, Inc. (“AA”) to purchase all of the outstanding shares of Aqua Maine, Inc. (“Aqua Maine”), a wholly-owned subsidiary of AA, for approximately $35.8 million (subject to certain adjustments at closing), including approximately $17.7 million of long-term debt as of December 31, 2010, reflecting a total enterprise value of approximately $53.5 million.  Aqua Maine is a public water utility regulated by the Maine Public Utilities Commission (“MPUC”) that serves approximately 16,000 customers in 11 water systems in the State of Maine.

On October 27, 2011, the Company entered into a stipulation agreement with Aqua Maine and the Office of the Maine Public Advocate (the “Agreement”) related to the acquisition, which was submitted to the MPUC for its review and consideration.  On November 22, 2011, the MPUC approved the Agreement in a decision (the “Decision”) that gives regulatory approval for the acquisition by the Company. The MPUC concluded that the acquisition is in the best interests of customers.  The decision requires that Aqua Maine, which will be known as ”The Maine Water Company” following the acquisition, will not seek a rate increase for any of its divisions in 2012, and that there will be no short or long-term rate or service impacts as a result of the acquisition.  The customer information system and all customer service policies and procedures of Aqua Maine will remain in effect after the closing.  The MPUC decision can be found at its Web site: www.maine.gov/mpuc.

The Company currently expects that the acquisition will be completed during the first quarter of 2012.  A copy of the Agreement is attached hereto as Exhibit 99.1 and a copy of the Decision is attached hereto as Exhibit 99.2 and both are hereby incorporated herein by reference.

On November 22, 2011, the Company issued a press release announcing that the MPUC has approved the acquisition of Aqua Maine by the Company.  A copy of the Company’s November 22, 2011 press release is attached hereto as Exhibit 99.3 and is hereby incorporated herein by reference.

Board Actions

On November 18, 2011, the Company issued a press release announcing the Board of Directors of the Company on November 17, 2011 declared a quarterly cash dividend of $0.2375 per common share payable on December 15, 2011 for shareholders of record as of December 1, 2011. In addition, the Board also declared a quarterly cash dividend of $0.20 per share on Preferred A shares payable on January 17, 2012, for shareholders of record as of January 3, 2012, and a quarterly cash dividend of $0.225 on Preferred 90 shares (OTCBB:CTWSP) on February 2, 2012, for shareholders of record as of January 19, 2012.  The Board also approved a $23.5 million Capital Spending Plan for 2012.

A copy of the Company’s press release dated November 18, 2011 is filed herewith as Exhibit 99.4 and is hereby incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

The following documents are filed herewith as exhibits.

(d)           Exhibits

99.1	Stipulation Agreement between the Company, Aqua Maine, Inc. and the Office of the Maine Public Advocate, dated October 27, 2011.
99.2	MPUC Decision dated November 22, 2011.
99.3	Company press release dated November 22, 2011.
99.4	Company press release dated November 18, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CONNECTICUT WATER SERVICE, INC. a Connecticut corporation
Date: November 28, 2011	By: /s/ David C. Benoit Name: David C. Benoit Title: Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.                                Description

99.1	Stipulation Agreement between the Company, Aqua Maine, Inc. and the Office of the Maine Public Advocate, dated October 27, 2011.
99.2	MPUC Decision dated November 22, 2011.
99.3	Company press release dated November 22, 2011.
99.4	Company press release dated November 18, 2011.